 Exhibit 1

PACIFIC GAS AND ELECTRIC COMPANY
U.S. TRUSTEE BALANCE SHEET
AS OF JULY 31, 2003
(in millions, except share amounts)

July, 2003
ASSETS
Current Assets
Cash and cash equivalents	$ 4,010
Accounts receivable:
Customers (net of allowance for doubtful accounts of $61 million)	1,757
Related parties	37
Regulatory balancing accounts	161
Inventories:
Gas stored underground and fuel oil	235
Materials and supplies	123
Income taxes receivable	-
Prepaid expenses and other	64
Assets from price risk management	11
Total current assets	6,398

Property, Plant, and Equipment
Electric	20,120
Gas	8,220
Construction work in progress	310
Total property, plant, and equipment (at original cost)	28,650
Accumulated depreciation and decommissioning	(12,687)
Net property, plant, and equipment	15,963

Other Noncurrent Assets
Regulatory assets	1,886
Nuclear decommissioning trust funds	1,414
Other	1,021
Total other noncurrent assets	4,321
TOTAL ASSETS	$ 26,682

LIABILITIES AND EQUITY
Liabilities
Accounts payable
Trade creditors	412
Related parties	195
Regulatory Balancing Accounts	174
Other	317
Accrued taxes	253
Rate reduction bonds	1,255
QUID's	-
Deferred income taxes	1,520
Deferred tax credits	134
Asset retirement obligations	1,403
Pre-petition secured debt	3,056
Pre-petition liabilities	3,909
Pre-petition financing debt	5,639
Other liabilities	3,208
Total liabilities	21,475

Preferred Stock With Mandatory Redemption Provisions	137

Stockholders' Equity
Preferred stock without mandatory redemption provisions
Nonredeemable--5% to 6%, outstanding 5,784,825 shares	145
Redeemable--4.36% to 7.04%, outstanding 5,973,456 shares	149
Common stock, $5 par value, authorized 800,000,000 shares;
issued 321,314,760 shares	1,606
Additional paid in capital	1,964
Reinvested earnings (Accumulated deficit)	1,266
Accumulated other comprehnsive loss	(60)
Total stockholders' equity	5,070

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 26,682

PACIFIC GAS AND ELECTRIC COMPANY
U.S. TRUSTEE BALANCE SHEET
AS OF JULY 31, 2003

Notes

1

These unaudited financial statements are prepared for the U.S. Trustee and differ from the requirements of generally accepted accounting principles in that they exclude certain financial statements (statements of cash flows, stockholders equity, and other comprehensive income), relevant footnotes and certain reclassifications.

2

These unaudited financial statements were prepared using certain assumptions and estimates.  These assumptions and estimates are subject to revision.  Further, the amounts shown in this statement, when reported on a quarterly basis, may differ materially due to adjustments in accruals, changes in facts and circumstances, changes in estimates, further analysis, and other factors.

3

Cash and cash equivalents have been reduced for uncleared checks.  On the balance sheet included with the Utility's Annual Report, Form 10-K and 10-Q, uncleared checks are treated as an accounts payable liability.

PACIFIC GAS AND ELECTRIC COMPANY
U.S. TRUSTEE INCOME STATEMENT
FOR THE MONTH ENDED JULY 31, 2003
AND THE TWENTY-EIGHT MONTHS ENDED JULY 31, 2003
(in millions)
		Case to date
	Month	twenty-eight months
	ended	ended
	July 31, 2003	July 31, 2003
OPERATING REVENUES	$ 1,089	$ 24,292

OPERATING EXPENSES:
Cost of Electric Energy	222	3,270
Cost of Gas	64	2,772
Operating and Maintenance	233	6,532
Depreciation, Decommissioning, and Amortization	111	2,578
Total Operating Expenses	630	15,152

OPERATING INCOME (LOSS)	459	9,140

Interest Income (Expense)	(70)	(2,059)
Professional Fees	(1)	(72)
Other Income and (Expense)	1	4

PRE-TAX INCOME (LOSS)	389	7,013

Income Taxes	154	2,677

EARNINGS (LOSS)	235	4,336

Preferred Dividend Requirement	2	58
Cumulative Effect of Change in Accounting Principle	-	1

EARNINGS (LOSS) AVAILABLE FOR (ALLOCATED TO) COMMON STOCK	$ 233	$ 4,277

PACIFIC GAS AND ELECTRIC COMPANY
U.S. TRUSTEE INCOME STATEMENT
FOR THE MONTH ENDED JULY 31, 2003
AND THE TWENTY-EIGHT MONTHS ENDED JULY 31, 2003

Notes

1

These unaudited financial statements are prepared for the U.S. Trustee and differ from the requirements of generally accepted accounting principles in that they exclude certain financial statements (statements of cash flows, stockholders equity, and other comprehensive income), relevant footnotes and certain reclassifications.

2

These unaudited financial statements were prepared using certain assumptions and estimates.  These assumptions and estimates are subject to revision.  Further, the amounts shown in this statement, when reported on a quarterly basis, may differ materially due to adjustments in accruals, changes in facts and circumstances, changes in estimates, further analysis, and other factors.

The results for the month of July 2003 are not indicative of future earnings. Future earnings could differ materially.

3

These unaudited financial statements were prepared using certain assumptions and estimates, including the estimated amount payable to the California Department of Water Resources (DWR).  The estimated amount recorded is subject to revision and actual results could differ materially.  Revenues collected on behalf of the DWR and the related costs are not reflected in these unaudited financial statements as Pacific Gas and Electric Company is a collection agent for the DWR.

4	Case to date results reflect the entire twenty-eight month period ended July 31, 2003. The bankruptcy petition date is April 6, 2001.